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                                         THE Offshore Drilling Company
                                         2000 W. Sam Houston Pkwy. S., Suite 800
                                         Houston, Texas 77042-3615
                                         Main 713.278.6000    Fax 713.278.6100
                                         www.theoffshoredrillingcompany.com

[TODCO LOGO]

December 14, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attention:  Filing Desk

      Re: Request for Acceleration of Effectiveness of Registration
          Statement on Form S-1 of TODCO (File No. 333-120651)

Ladies and Gentlemen:

      Pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), TODCO hereby requests that the effectiveness of its Registration Statement on Form S-1 (File No. 333-120651) be accelerated so that it will become effective on December 16, 2004 at 2:00 p.m., Washington D.C. time, or as soon thereafter as practicable.

                                        Yours very truly,


                                        /s/ Dale W. Wilhelm
                                        --------------------------------------
                                        Dale W. Wilhelm
                                        Vice President and Controller
cc:   Alex Shukhman
      Securities and Exchange Commission

      Randall A. Stafford
      TODCO

      Nick D. Nicholas
      Porter & Hedges, L.L.P.

      William E. Turcotte
      Transocean Inc.

      Gene J. Oshman
      John D. Geddes
      Baker Botts L.L.P.

      Peng Jiang
      Sullivan & Cromwell LLP